UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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MPS Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MPS GROUP, INC.

1 INDEPENDENT DRIVE

JACKSONVILLE, FLORIDA 32202

APRIL 21, 2006

DEAR MPS GROUP, INC. SHAREHOLDER:

On behalf of the Board of Directors and management of MPS Group, Inc. (the “Company”), we cordially invite you to attend the annual meeting of shareholders (the “Annual Meeting”) to be held on Thursday, May 18, 2006, at the Sawgrass Marriott, 1000 PGA Tour Boulevard, Ponte Vedra Beach, Florida 32082, at 9:00 a.m., local time. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.

In addition to the specific matters to be acted upon, there will be a report on the operations of the Company. Directors and officers of the Company will be present to respond to shareholders’ questions.

It is important that your shares be represented at the Annual Meeting. Regardless of whether you plan to attend, you are requested to mark, sign, date, and promptly return the enclosed proxy in the envelope provided, or vote in any other manner described on your proxy card. If you attend the Annual Meeting, which we hope you will do, you may vote in person even if you have previously mailed a proxy card.

Sincerely,

DEREK E. DEWAN	TIMOTHY D. PAYNE
Chairman of the Board of Directors	President and Chief Executive Officer

MPS GROUP, INC.

1 INDEPENDENT DRIVE

JACKSONVILLE, FLORIDA 32202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 18, 2006

TO THE HOLDERS OF COMMON STOCK:

PLEASE TAKE NOTICE that the annual meeting of shareholders (the “Annual Meeting”) of MPS Group, Inc. (the “Company”) will be held on Thursday, May 18, 2006, at 9:00 a.m., local time, at the Sawgrass Marriott, 1000 PGA Tour Boulevard, Ponte Vedra Beach, Florida 32082.

The Annual Meeting will be held for the following purposes:

1.	To elect nine directors to serve terms scheduled to end in conjunction with the next annual meeting of shareholders, or until their successors are elected and qualified;

2.	To approve an increase in the number of shares of the Company’s common stock, $0.01 par value, authorized for issuance under the Company’s Amended and Restated 2001 Employee Stock Purchase Plan; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

All shareholders are cordially invited to attend the Annual Meeting; however, only shareholders of record at the close of business on March 31, 2006, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,

GREGORY D. HOLLAND

SENIOR VICE PRESIDENT, CHIEF LEGAL

OFFICER, AND SECRETARY

Dated: April 21, 2006

Jacksonville, Florida

REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED, OR VOTE IN ANY OTHER MANNER DESCRIBED ON YOUR PROXY CARD. YOUR PROMPT RESPONSE IS APPRECIATED.

Page
INTRODUCTION	1
VOTING PROCEDURES	1
PROPOSAL ONE: ELECTION OF DIRECTORS	2
PROPOSAL TWO: APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE COMPANY’S AMENDED AND RESTATED 2001 EMPLOYEE STOCK PURCHASE PLAN BY AN ADDITIONAL 500,000 SHARES	7
PRINCIPAL SHAREHOLDERS AND SECURITIES OWNERSHIP OF MANAGEMENT	11
COMPENSATION COMMITTEE REPORT	13
COMPARATIVE STOCK PERFORMANCE	16
EXECUTIVE COMPENSATION	17
DIRECTORS’ COMPENSATION	21
EQUITY COMPENSATION PLANS	23
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	23
REPORT OF THE AUDIT COMMITTEE	24
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25
CODE OF BUSINESS CONDUCT; CORPORATE GOVERNANCE GUIDELINES; COMMITTEE CHARTERS	25
SHAREHOLDER PROPOSALS	26
ANNUAL REPORT	26
EXPENSES OF SOLICITATION	26
OTHER MATTERS	26
APPENDIX
A – AMENDED AND RESTATED 2001 EMPLOYEE STOCK PURCHASE PLAN	A-1

MPS GROUP, INC.

1 INDEPENDENT DRIVE

JACKSONVILLE, FLORIDA 32202

PROXY STATEMENT FOR ANNUAL MEETING OF

SHAREHOLDERS TO BE HELD MAY 18, 2006

INTRODUCTION

This Proxy Statement and the enclosed form of proxy are first being sent to shareholders of MPS Group, Inc., a Florida corporation (the “Company”), on or about April 21, 2006, in connection with the solicitation by the Company’s Board of Directors (the “Board of Directors” or the “Board”) of proxies to be used at the annual meeting of shareholders (the “Annual Meeting”) of the Company to be held on Thursday, May 18, 2006, at 9:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at the Sawgrass Marriott, 1000 PGA Tour Boulevard, Ponte Vedra Beach, Florida 32082.

Only shareholders of record at the close of business on March 31, 2006 (the “Record Date”), will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. As of the Record Date, the Company had outstanding 102,711,904 shares of common stock, $0.01 par value (the “Common Stock”).

VOTING PROCEDURES

The Board of Directors has designated Derek E. Dewan and Timothy D. Payne, and each or either of them, as proxies to vote the shares of Common Stock solicited on its behalf. If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time before it has been exercised by: (i) giving written notice to the secretary of the Company; (ii) delivery of a later dated proxy; or (iii) attending the Annual Meeting, notifying the secretary of the Company or his delegate, and voting in person. The shares represented by the proxy will be voted in accordance with the directions given, unless the proxy is mutilated or otherwise received in such form as to render it illegible. If sufficient votes in favor of the election of directors or approval of the other proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitation of proxies.

Each outstanding share of Common Stock is entitled to one vote. A majority of shares entitled to vote and represented in person or by proxy at a meeting of the shareholders constitutes a quorum. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. Shares may be voted for or withheld from each nominee. Although abstentions and broker non-votes are counted for quorum purposes, abstentions and broker non-votes will have no effect under Florida law in the election of directors or concerning the proposal to increase the number of shares authorized for issuance under the Company’s Amended and Restated 2001 Employee Stock Purchase Plan. A broker non-vote occurs when a broker who holds shares in street name for a customer does not have authority to vote on certain non-routine matters under the rules of the New York Stock Exchange (“NYSE”), because its customer has not provided any voting instructions on the matter. The proposal to increase the number of shares authorized for issuance under the Company’s Amended and Restated 2001 Employee Stock Purchase Plan will be approved if affirmative votes cast by the holders of the shares represented at a meeting at which a quorum is present and entitled to vote on the subject matter exceed the votes opposing the action. Other matters that may come before the Annual Meeting will be approved by the same vote, unless a greater number of affirmative votes or voting by classes is required by the Florida Business Corporation Act, or the Company’s bylaws or articles of incorporation.

If your shares of Common Stock are held by a broker, bank, or other nominee (i.e., in “street name”), you will receive instructions from your nominee which you must follow in order to have your shares voted, and which may appear on the special proxy card provided to you by your nominee (also called a “voting instruction form”). Your nominee may offer you different methods of voting, such as by telephone or Internet. If you do hold your shares in “street name” and plan on attending the Annual Meeting, you should request a proxy from your broker or other nominee holding your shares in record name on your behalf in order to attend the Annual Meeting and vote at that time (your broker may refer to it as a “legal” proxy).

PROPOSAL ONE:

ELECTION OF DIRECTORS

At the Annual Meeting, nine individuals will be elected to serve as directors of the Company for terms scheduled to end in conjunction with the next annual meeting of shareholders, or until their successors are duly elected and qualified. Each nominee has consented to be named herein and to serve as a director, if elected. However, if any nominee becomes unavailable for election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as they may in their discretion determine, in which event the shares will be voted for such other person.

Proxies cannot be voted for a greater number of persons than the number of nominees named below. It is the intention of the persons named in the accompanying form of proxy, absent contrary instructions thereon, to vote such proxy for the election to the Board of Directors of the nine individuals nominated.

Information concerning the Board’s nominees, based on data furnished by them, is set forth below. They are all now directors of the Company. The Board of Directors has determined that at least seven of the nine nominees are independent directors under the listing standards of the NYSE.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

Name (Age)	Positions With the Company; Principal Occupations During Past 5 Years; Other Directorships	Year First Became Director of the Company
Derek E. Dewan (51)	Chairman of the Board of the Company since June 1996; president and chief executive officer of the Company from January 1994 to November 2000 and March 2001, respectively; partner with the accounting firm of Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP) for more than five years prior to joining the Company, most recently as the managing partner of the Jacksonville, Florida office.	1994

Timothy D. Payne (47)	President and chief executive officer of the Company since November 2000 and March 2001, respectively; president and chief operating officer of Modis, Inc., the Company’s information technology staffing and solutions subsidiary, from March 1997 to December 2000; from 1995 until March 1997, president and chief executive officer of Openware Technologies, Inc., a systems integrator acquired by the Company in June 1996.	2000

Peter J. Tanous (67)*•	President of Lynx Investment Advisory, LLC, a financial advisory firm to individuals and institutions, since 1992; previously, executive vice president of Bank Audi (U.S.A.), chairman of Petra Capital Corporation, and first vice president and international regional director with Smith Barney; director of Worldcare, Ltd.	1997

T. Wayne Davis (59)•†*	Private investor for the past five years; chairman of the board and president of Tine W. Davis Family-WD Charities, Inc.; director of Enstar Group, Inc., and Winn-Dixie Stores, Inc.	1994

Name (Age)	Positions With the Company; Principal Occupations During Past 5 Years; Other Directorships	Year First Became Director of the Company
John R. Kennedy (75)•†*	Retired as president, chief executive officer, and director of paper products manufacturer Federal Paper Board Company, Inc. in 1996, after 44 years with that company.	1999

Michael D. Abney (70)*	Retired as senior vice president and chief financial officer of the Company in December 2000; senior vice president of the Company from March 1995, and chief financial officer of the Company from November 1992; partner with Coopers & Lybrand LLP (now PricewaterhouseCoopers LLP) for 22 years prior to joining the Company, most recently as the managing partner of the Jacksonville, Florida office; member of the advisory board for the Fisher School of Accounting at the University of Florida; and member of the advisory board for the Warrington College of Business at the University of Florida.	1997

William M. Isaac (62)*•	Chairman of The Secura Group, LLC, a consulting firm providing advisory services to financial institutions, since 1986; chairman of Secura Burnett Company, LLC, an executive search firm servicing financial institutions, since 1992; senior partner with the law firm of Arnold & Porter in Washington, D.C., from 1986 to 1993; chairman of the Federal Deposit Insurance Corporation (“FDIC”), from August 1981 to October 1985, and member of the board of the FDIC, from 1978 through 1985; chairman-elect of Goodwill Industries of Sarasota; director of Trans Union Corporation, The Ohio State University Foundation, and the Community Foundation of Sarasota; and chairman of various family-owned real estate companies.	2000

Darla D. Moore (51)†	Partner and executive vice president, Rainwater, Inc., a private investment firm, since 1993; member of the advisory board of JP Morgan Chase & Co.; trustee of The South Financial Group, a financial services company; trustee of the New York University School of Medicine Foundation; member of the board of trustees of the University of South Carolina; chairwoman and founder of The Palmetto Institute, a private policy research group based in South Carolina.	2002

Arthur B. Laffer, Ph.D. (65)•†	Chairman of Laffer Associates, an economic research and financial consulting firm, since 1979; chief executive officer of Laffer Advisors, Inc., a broker-dealer, since 1981, and chief executive officer of Laffer Investments, an investment management firm, since 1999; director of William Lyon Homes, Oxigene, Inc., Nicholas-Applegate Growth Equity Fund, Inc., and Veolia Environnement;	2003

*	Current member of the corporate governance and nominating committee.
•	Current member of the audit committee.
†	Current member of the compensation committee.

BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors has standing audit, compensation, and corporate governance and nominating committees. Members of these committees are generally elected annually by the Board of Directors, but changes may be made at the Board’s discretion at any time. The committees operate pursuant to separate written charters adopted by the Board, which are available on our website at www.mpsgroup.com through the “Investors” link. Regular meetings of the Board of Directors are held approximately six times per year, with special meetings as needed. Each director attended at least 75% of the meetings of the Board and committees on which he or she served in 2005. The Board of Directors held eight meetings during 2005.

Audit Committee.    The audit committee is comprised of Messrs. Tanous (Chairman), Davis, Isaac, Kennedy, and Dr. Laffer. The Board has determined that each member of the audit committee is “independent” and “financially literate” within the meaning of the listing standards of the NYSE. The Board of Directors has also determined that by virtue of his business and professional experience, some of which is outlined in the biographical information above, Mr. Isaac is an “audit committee financial expert” as defined by the applicable rules of the Securities and Exchange Commission (“SEC”). This committee is primarily concerned with assisting Board oversight of the integrity of the Company’s financial statements and the Company’s compliance with legal and regulatory requirements. The Committee’s principal responsibilities include selecting the independent auditors, assessing the independent auditors’ qualifications and independence, and reviewing with the independent auditors the scope, conduct, and results of the integrated audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting, including management’s assessment thereof. The Committee also reviews with management and the independent auditors our financial reporting activities and oversees our system of internal financial and disclosure controls and procedures. The Committee also approves audit, audit-related, tax, and non-audit services provided to the Company by the independent auditors, and oversees the activities and performance of the Company’s internal auditors. The audit committee met eleven times during 2005.

Compensation Committee.    The compensation committee is comprised of Messrs. Davis (Chairman) and Kennedy, Ms. Moore, and Dr. Laffer. The Board has determined that each member of the compensation committee is “independent” within the meaning of the listing standards of the NYSE. This committee is responsible for reviewing and approving the compensation arrangements for senior management of the Company, including setting and attainment of annual compensation goals and awards for the chief executive officer and determining his compensation, and for administering the Company’s compensation plans. The compensation committee also makes determinations, or recommendations to the Board, concerning director compensation, and the submission to shareholders of any compensation plans in which officers and directors of the Company are eligible to participate and which require shareholder approval. The compensation committee met seven times during 2005.

Corporate Governance and Nominating Committee.    The corporate governance and nominating committee is comprised of Messrs. Kennedy (Chairman), Tanous, Davis, Isaac, and Abney. The Board has determined that each member of the corporate governance and nominating committee is “independent” within the meaning of the listing standards of the NYSE. This committee’s principal responsibilities are to oversee compliance with good corporate governance practices and investigate and recommend for nomination potential members of the Board. This Committee orchestrates the development and review of our corporate governance principles and oversees the evaluation of the Board and executive management. During 2005, the corporate governance and nominating committee met three times.

DIRECTOR NOMINATIONS

Nominations Process.    The corporate governance and nominating committee is responsible for considering and making recommendations to the Board concerning director nominees to recommend to the shareholders in connection with the Company’s annual meeting of shareholders, and for making recommendations to the Board concerning nominees for appointments to fill any vacancy on the Board and its committees. To fulfill these responsibilities, the corporate governance and nominating committee periodically considers and makes recommendations to the Board regarding what experience, talents, skills, and other characteristics the Board as a whole should possess in order to maintain its effectiveness. In determining whether to nominate an incumbent director for reelection, the Board and committee evaluate the incumbent’s continued service, in light of the Board’s collective requirements, and consider his or her record of participation and involvement, at the time each such director comes up for reelection.

When the need for a new director arises (whether because of a newly created Board seat or vacancy), the corporate governance and nominating committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including by engaging director search firms, as well as considering referrals from other directors or management. The committee reviews the qualifications of each candidate, in light of the current composition of the Board, and considers the relative qualifications of any other candidates. Final candidates are generally interviewed by one or more Board members. The committee then makes a recommendation to the Board based on its review, the results of interviews with the candidate, and all other available information. The Board makes the final decision on whether to extend to any particular candidate an invitation to join the Board.

Director Qualifications.    The corporate governance and nominating committee is responsible for considering and making recommendations to the Board concerning criteria for the selection of qualified directors. At a minimum, directors should possess high moral character and personal integrity, demonstrated professional accomplishment, the ability to devote sufficient time to carry out the duties of a director, and meet any requirements specified in the Company’s bylaws, the rules or regulations of the SEC, and the listing standards of the NYSE. In addition to these minimum qualifications for candidates, the Board and the corporate governance and nominating committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular seat, taking into account the then-current composition of the Board. These factors may include a candidate’s professional and educational background, reputation, industry knowledge, and business experience, and the relevance of those characteristics to the Company and the Board. The Board and the committee may consider whether the candidate will complement or contribute to the overall mix of talents, skills, and other characteristics needed to maintain the Board’s effectiveness, whether the candidate is aligned with the special interests of a particular group or position which may not broadly represent the interests of shareholders or the Company, and the candidate’s ability to fulfill the responsibilities of being a director and member of one or more of the Board’s standing committees.

Shareholder Nominations.    Nominations of individuals for election to the Board at any meeting of shareholders at which directors are to be elected may be made by any shareholder entitled to vote for the election of directors at that meeting, by complying with the procedures set forth in the Company’s bylaws. Those procedures provide that any such shareholder nomination for director must be received by the Company no later than the deadline for submitting shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as set forth below in the section of this Proxy Statement entitled “Shareholder Proposals.”

The corporate governance and nominating committee will also consider recommending to the Board that it include in the Board’s recommended slate of Board nominees for a meeting of shareholders a nominee submitted to the Company by a shareholder. In this connection, the nominating shareholder should submit detailed biographical information about the nominee and nominating shareholder to the secretary of the Company within the time period prescribed by the Company’s bylaws. The nominating shareholder should expressly indicate that such shareholder desires that the Board and corporate governance and nominating committee consider such shareholder’s nominee for inclusion in the Board’s slate of recommended Board nominees for consideration and approval at the shareholder meeting. The nominating shareholder and shareholder’s nominee should also undertake to provide, and consent to the Company obtaining, all other information the Board and committee may request in connection with their evaluation of the nominee, including the types of information referred to above relative to director qualifications.

In evaluating shareholder nominees for inclusion in the Board’s slate of recommended nominees, the Board and corporate governance and nominating committee may consider all relevant information, including the qualifications described above, any vacancies on the Board, the size and duration of the nominating shareholder’s holdings in the Company, whether the nominee is independent of the nominating shareholder and able to broadly represent the interests of the Company and its shareholders, and the apparent interests and/or intentions of the nominating shareholder in nominating the nominee.

Director Independence.    The Board of Directors has affirmatively determined that the following majority of the members of the Board are independent under the listing standards of the NYSE: Messrs. Davis, Tanous, Kennedy, Isaac, Abney, Ms. Moore, and Dr. Laffer. In evaluating director independence, the Board of Directors considered all relevant facts, circumstances, relationships, and transactions brought to its attention between each director, his or her immediate family members, or any business, charity, or other entity in which the director has an interest, on the one hand, and the Company, its affiliates, or the Company’s senior management, on the other hand. The Board of Directors applied corporate governance guidelines in making director independence determinations that include the following categorical standards to guide the Board in evaluating director independence:

•	Whether a relationship is of type and degree that would preclude a determination of independence under Section 303A.02 of the NYSE Listed Company Manual; and

•	Whether a relationship is of type or degree that would require disclosure pursuant to Item 404 of Regulation S-K adopted by the SEC.

Mr. Abney, who retired as an officer of the Company in December 2000 and has served as a director of the Company since 1997, was first determined by the Board to be an independent director as of April 13, 2006, as his employment with the Company has ended for more than the required duration and his qualifications for independence otherwise meet or exceed the foregoing categorical director independence standards.

Attendance at Annual Meetings.    The Company expects its directors to attend the annual meeting of shareholders. In 2005, seven of nine directors attended the annual meeting of shareholders.

Meetings of Non-Management Directors.    The non-management members of the Board of Directors meet in executive session without management at least three times annually, and at least one executive sessions is a meeting solely of the independent directors. Mr. Isaac currently serves as the presiding director at the executive sessions.

Communicating With the Directors.    Any interested party may contact the Board of Directors, any director, or the non-management directors as a group, by sending an email to directors@mpsgroup.com, or by mail c/o the secretary, MPS Group, Inc., 1 Independent Drive, Jacksonville, Florida 32202. The writer should specify to whom the communication is intended, or it will be conveyed to the Board of Directors as a group. The Company’s management may first review, sort, and summarize such communications, and screen out solicitations for goods or services, as well as inappropriate or profane communications, or those communications unrelated to the Company or its business. All such communications delivered to the Board or any director containing a return address will receive a written acknowledgement confirming receipt.

PROPOSAL TWO:

APPROVAL OF AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE COMPANY’S AMENDED AND RESTATED 2001 EMPLOYEE STOCK PURCHASE PLAN BY AN ADDITIONAL 500,000 SHARES

General

In 2001, the Board of Directors adopted and the shareholders approved the Company’s 2001 Employee Stock Purchase Plan (the “ESPP”). On April 13, 2006, the Board of Directors approved a resolution recommending to the shareholders approval of an increase in the total number of shares of Common Stock authorized for issuance under the ESPP by an additional 500,000 shares, as the original 1,000,000 share authorization was nearly exhausted. The increase in the number of shares authorized for issuance under the ESPP must be approved by the Company’s shareholders.

On April 13, 2006, the Board of Directors also amended and restated the ESPP: i) to change the purchase price discount offered participants on Common Stock to five percent of fair market value on the purchase date from 15% of the lower of fair market value of the Common Stock at the beginning and end of periodic offering periods, and ii) to increase the amount participants may contribute to 15% from 10% of compensation during each offering period.

The complete text of the ESPP, as amended and restated, has been filed with the SEC as an appendix to this Proxy Statement and reflects the increase in share authorization, as is currently being proposed, and which will become effective upon shareholder approval and registration with the SEC. The following description is a summary of the material features of the ESPP, as amended and restated, and is qualified in its entirety by reference to the ESPP, as filed herewith as Appendix A.

Material Features of the ESPP

The ESPP, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”), permits eligible employees of the Company to purchase Common Stock on favorable terms through accumulated payroll deductions and, thereby, provide the benefit of the incentive created by stock ownership. The Company seeks to attract, retain, and motivate the best available personnel, to provide additional incentives to employees of the Company and its subsidiaries to promote the success of the business as measured by the value of its shares, and generally to increase the commonality of interests among employees and other shareholders.

Because the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, the provisions of the ESPP will be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

Shares Available for Issuance Under the ESPP

If this proposal is adopted, an additional 500,000 shares of Common Stock will be added to the 1,000,000 shares originally authorized for issuance and available for purchase under the ESPP, subject to adjustment in the event of a stock split, stock dividend, or other similar change in the Common Stock or the capital structure of the Company. The shares of Common Stock available for purchase under the ESPP may be newly issued shares, or may be shares acquired by the Company in the open market or in privately negotiated transactions.

Administration

The ESPP is administered by the Board of Directors or a committee appointed by the Board of Directors. Unless otherwise changed, the ESPP presently is administered by the compensation committee of the Board of Directors, which has the authority to delegate day-to-day administration of the ESPP to other parties.

Eligible Participants

All employees of the Company and any designated subsidiary are eligible to participate, except individuals who have been employed for less than six (6) months, individuals who customarily work less than 20 hours per week, individuals who customarily work for the Company for not more than five (5) months per year, and individuals who would own five percent or more of the Common Stock taking into account outstanding options and shares owned by certain related parties. Eligible employees may become participants by completing an enrollment form authorizing payroll deductions. As of March 31, 2006, approximately 6,010 employees, including 5 executive officers, were eligible to participate in the ESPP.

Plan Operation

Under the ESPP, the Company offers eligible participants the right to purchase Common Stock at a five percent discount. The ESPP uses quarterly offering periods beginning on the first day of each quarter and ending on the last day of the quarter. Prior to the beginning of the offering period, eligible participants may elect how much they wish to contribute through payroll deductions (which may be a continuing election) to the ESPP for the purchase of Common Stock. Offering periods continue under the ESPP until the ESPP is terminated, or until the Common Stock remaining available under the ESPP is insufficient to make an offer to all eligible employees, whichever occurs first.

At the end of each offering period, the entire amount of accumulated payroll deductions in a participating employee’s account are automatically used to purchase, at the applicable purchase price, shares of Common Stock. The purchase price for any given offering period is 95% of the fair market value of a single share of Common Stock on the purchase date. No brokerage fees are charged to participating employees in connection with the acquisition of Common Stock under the ESPP. The purchase price determines the total number of shares of Common Stock which may be purchased with the accumulated payroll deductions for the offering period. During any calendar year, no participating employee may accrue the right to purchase shares through the ESPP having an aggregate fair market value in excess of $25,000. In addition, a participating employee may not make purchases through the ESPP if he or she is, or if such purchases would cause him or her to become, the owner of five percent or more of the outstanding Common Stock of the Company.

Payroll deductions may range up to 15% of a participating employee’s compensation for a payroll period. In determining compensation, the Company includes all gross cash compensation, such as wages, salary, incentives, bonuses, commissions, and overtime earnings paid to the employee by the Company, or a participating subsidiary, before any contributions the employee makes to any deferred compensation, cafeteria, or similar plan.

The shares of Common Stock purchased for an eligible participant are credited to an account established by the Company (or its designated administrator). A participant will have voting rights and will receive dividends with respect to the shares credited to his or her account. A participant is permitted to sell his or her shares after such shares are purchased under the ESPP.

Transferability

No rights or accumulated payroll deductions of a participant under the ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way other than by will, the laws of descent or distribution, or by designation of a beneficiary as provided in the ESPP. Any attempt by a participating employee to transfer his or her rights under the ESPP may be treated by the Company as an election to withdraw from the ESPP.

Termination of Participation

Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on the date the employee terminates employment with the Company or a participating subsidiary. Upon the termination of an employee’s participation in the ESPP, any remaining payroll deductions are refunded to the employee.

Amendment and Termination

The Board of Directors may at any time and for any reason terminate, suspend, or amend the ESPP. Except as provided in the ESPP, no such termination will affect purchase rights previously granted, provided that an offering period may be terminated by the Board of Directors, if the Board determines that the termination of the offering period is in the best interest of the Company and its shareholders. Except as provided in the ESPP, no amendment may make any change in any previously granted purchase rights that adversely affects the rights of any participating employee. The Company will obtain shareholder approval of any amendment to the ESPP to the extent necessary to comply with Section 423 of the Code, or any successor rule or provision, or any other applicable law or regulation, in such manner and to such degree as required. Unless terminated sooner, the ESPP will terminate on June 1, 2011.

Certain Federal Income Tax Information

The ESPP and the rights of participating employees to make purchases under the ESPP are intended to qualify under the provisions of Sections 421 and 423 of the Code. Generally, no federal income tax consequences will arise at the time Common Stock is purchased for an employee under the ESPP. When an employee sells the Common Stock purchased under the ESPP, the employee will be deemed to have received compensation taxable as ordinary income (versus capital gain), for the taxable year in which the disposition occurs, in the amount of the five percent discount. The amount of ordinary income recognized by the employee will be added to the employee’s basis in the Common Stock for purposes of determining capital gain or loss upon the disposition of the Common Stock. Any gain on the sale of the Common Stock in excess of the amount of the purchase price plus the five percent discount will be taxed at long-term capital gains rates, if the shares are held for more than a year, and short-term capital gains rates if held under a year.

To obtain favorable federal income tax treatment on any loss upon the sale of Common Stock, the employee must hold the shares until the expiration of two years following the beginning of the offering period in which the shares are purchased. This period for “loss” purposes is referred to as the “Holding Period.” If the employee sells the shares before the expiration of the Holding Period, any loss on the sale of the shares will be a capital loss. If the employee holds the shares beyond the Holding Period, any loss will be an ordinary loss.

The Company will generally be entitled to a deduction for the ordinary income recognized by the employee upon the sale of Common Stock purchased by an employee under the ESPP.

The foregoing summary of the federal income tax consequences of ESPP transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete and does not discuss foreign, state, or local tax consequences.

Shares Purchased Under the ESPP

Of the directors and executive officers, only Mr. White has purchased shares through the ESPP, having accumulated 2,060 shares as of April 3, 2006. All other employees of the Company have purchased 947,398 shares as of April 3, 2006.

The number of shares that may be acquired under the ESPP in the future cannot be determined, as such purchases are at the discretion of the participants.

Vote Required and Recommendation of the Board of Directors

Assuming the presence of a quorum, the proposal to increase the number of shares authorized for issuance under the Company’s Amended and Restated 2001 Employee Stock Purchase Plan will be approved if more votes are cast in favor of the proposal than against it.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” AN INCREASE IN THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE COMPANY’S AMENDED AND RESTATED 2001 EMPLOYEE STOCK PURCHASE PLAN. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE IN THEIR PROXIES.

PRINCIPAL SHAREHOLDERS AND SECURITIES

OWNERSHIP OF MANAGEMENT

The following table shows the beneficial ownership of Common Stock as of April 3, 2006 of: (i) each director and nominee for director; (ii) the Named Executive Officers, as defined below in the section of this Proxy Statement entitled “Executive Compensation”; (iii) those persons known to the Company to be beneficial owners of more than five percent of its outstanding Common Stock; and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the shareholders listed below exercises sole voting and dispositive power over the shares.

	Shares Beneficially Owned
Name	Number	Percent(1)
Derek E. Dewan(2)	400,100	*
Timothy D. Payne(3)	1,505,642	1.45%
T. Wayne Davis(4)	571,067	*
Peter J. Tanous(5)	148,667	*
John R. Kennedy(6)	333,667	*
Michael D. Abney(7)	95,539	*
William M. Isaac(8)	215,667	*
Darla D. Moore(9)	124,334	*
Arthur B. Laffer(10)	114,334	*
Robert P. Crouch(11)	601,438	0.58%
Richard L. White(12)	202,060	0.20%
Gregory D. Holland(13)	167,667	0.16%
Tyra H. Tutor(14)	128,500	0.12%
Dimensional Fund Advisors Inc.(15)	8,254,886	8.04%
T. Rowe Price Associates, Inc.(16)	7,527,440	7.33%
All directors and executive officers as a group (13 persons)(17)	4,608,682	4.33%

*    Indicates less than 1%.

(1)	Percentage is determined on the basis of 102,723,822 shares of Common Stock outstanding as of April 3, 2006, plus shares of Common Stock deemed outstanding pursuant to Rule 13d-3(d)(1) promulgated under the Securities Exchange Act of 1934, as amended.

(2)	Mr. Dewan’s shares consist of: (i) 10,100 shares held in his name; and (ii) 390,000 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

(3)	Mr. Payne’s shares consist of: (i) 69,083 shares held in his name; (ii) 200,000 restricted shares; (iii) 810 shares held in the Company’s 401(k) plan; and (iv) 1,235,749 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

(4)	Mr. Davis’ shares consist of: (i) 190,000 shares held in his name; (ii) 30,000 shares held by Tine W. Davis Family-WD Charities, Inc., a foundation over which Mr. Davis has sole voting and dispositive power; (iii) 5,400 shares held in Mr. Davis’ wife’s name; and (iv) 345,667 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

(5)	Mr. Tanous’ shares consist of: (i) 3,000 shares held in his name; and (ii) 145,667 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

(6)	Mr. Kennedy’s shares consist of: (i) 8,000 shares held in his name; and (ii) 325,667 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

(7)	Mr. Abney’s shares consist of: (i) 17,820 shares held in his name; (ii) 2,719 shares held in his son’s name; and (iii) 75,000 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

(8)	Mr. Isaac’s shares consist of (i) 10,000 shares held in his name; and (ii) 205,667 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

(9)	Ms. Moore’s shares consist of: (i) 3,000 shares held in her name; and (ii) 121,334 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

(10)	Dr. Laffer’s shares consist of: (i) 25,000 shares held in his name; and (ii) 89,334 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

(11)	Mr. Crouch’s shares consist of: (i) 214,771 shares held in his name; (ii) 100,000 restricted shares; and (iii) 286,667 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

(12)	Mr. White’s shares consist of: (i) 2,060 shares held in the Company’s Amended and Restated 2001 Employee Stock Purchase Plan; (ii) 20,000 restricted shares; and (iii) 180,000 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

(13)	Mr. Holland’s shares consist of: (i) 1,000 shares held in his name; (ii) 15,000 restricted shares; and (iii) 151,667 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

(14)	Ms. Tutor’s shares consist of: (i) 1,000 shares held in her name; (ii) 15,000 restricted shares; and (iii) 112,500 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

(15)	Based on information the Company obtained from Dimensional Fund Advisors Inc.’s Schedule 13G filed as of December 31, 2005, the business address of Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors Inc. reports to have sole voting power for 8,254,886 shares of Common Stock and shared dispositive power for zero shares of Common Stock. These shares are held by registered investment companies, commingled group trusts, and separate accounts for which Dimensional Fund Advisors Inc. serves as investment adviser or manager.

(16)	Based on information the Company obtained from T. Rowe Price Associates, Inc.’s Schedule 13G filed as of December 31, 2005, the business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price Associates, Inc. reports to have sole voting power for 2,275,100 shares of Common Stock and shared dispositive power for zero shares of Common Stock.

(17)	Includes 3,664,919 shares held pursuant to options that are exercisable within 60 days of April 3, 2006.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report and Comparative Stock Performance graph and table do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates this Report or Comparative Stock Performance graph and table by reference therein.

Compensation Philosophy. The compensation committee seeks to attract and retain high caliber executive talent, to condition a significant portion of executive compensation on “pay-for-performance,” and to align management and shareholder interests through regular awards to executives and others under equity incentive plans. In setting executive compensation, the compensation committee looks to compensation practices of publicly held employment services companies, as well as the prevailing compensation trends and techniques for other organizations similar to the Company in terms of size and complexity. The committee does not rely solely on data from firms in the Self-Determined Peer Group shown in the Comparative Stock Performance graph and table stated elsewhere in this Proxy Statement, because the market for the executives that the Company seeks to attract and retain is broader than its direct competitors.

The compensation committee utilizes the following principal components of executive compensation to accomplish the foregoing objectives:

•	Base salaries. The committee believes that fair and competitive base salaries are necessary to fundamentally attract and retain quality executive and management talent and to provide some fair and reasonable level of regular annual compensation.

•	Executive Annual Incentive Plan. The Executive Annual Incentive Plan (the “EAIP”) was established in 2004 to provide for annual bonus awards to executives and others based on financial and operational performance objectives established and judged each year by the compensation committee, and to provide for deductibility of compensation as “performance based” under Section 162(m) of the Internal Revenue Code. The Company applies these concepts beyond the senior executive ranks, by conditioning substantial portions of the annual pay of business unit leaders and other managers on periodic financial and operational performance objectives tied to Company and business unit goals and performance.

•	2004 Equity Incentive Plan. The 2004 Equity Incentive Plan (the “2004 Equity Plan”) provides for the award to executives and others of stock options, restricted stock and restricted stock units, stock appreciation rights, and performance shares. The compensation committee historically has relied on regular awards of stock options and restricted stock to make a substantial portion of executive compensation contingent on long term share price appreciation, to foster retention, and to align management and shareholder interests. The Company seeks to secure these same benefits beyond the senior executive ranks, and historically has broadly issued stock options (and to a lesser degree restricted stock) to business unit leaders, managers, and key performers.

The compensation committee possesses authority to obtain advice from any source that the committee deems appropriate under the circumstances, including authority to directly engage outside advisors. The Committee has engaged outside compensation consultants to review the Company’s executive and senior management compensation levels and practices, and ensure that such remain updated and aligned with the objectives recited above, most recently in 2004. While the compensation practices of competing companies are an important consideration in the setting of executive compensation, the committee does not bind its discretion to any particular benchmark level that might result in artificial or unwarranted increases or reductions in pay levels, but looks to the particular circumstances, experiences, and performance of the Company and its executive officers in seeking to establish fair, competitive, and rewarding pay and benefits. The compensation committee generally considers past pay and awards when making executive compensation determinations, and exercises judgment and discretion in the information and analyses it reviews. The compensation committee reviews and approves executive officer pay and benefit recommendations of the chief executive. The committee determines increases and adjustments in the chief executive’s pay and benefits.

Base Salaries. The compensation committee regularly reviews annual base salaries for the executive officers to ensure that they are reasonable and adequate in view of the relative responsibilities and performance of the Company and each such executive officer. In setting base salaries, the compensation committee considers competitive positioning, individual and Company performance, and economic conditions. Base salaries for executive officers were left unchanged during 2005.

Executive Annual Incentive Plan. The compensation committee uses annual incentive awards under the EAIP to condition “pay for performance” and motivate attainment of selected annual financial and operational goals. The compensation committee establishes threshold, target, and outstanding performance goals and award opportunities for each year. The committee selects financial and operational performance objectives for these goals and then determines the relative achievement of these objectives at the end of each year. For 2005, the compensation committee established award opportunities and performance objectives under the EAIP for the executive officers, and approved payment of awards thereunder, as follows:

2005 Award Opportunities:

•	Messrs. Payne and Crouch shared target award opportunities of 100% of base salary.
•	The target award opportunities of the other executive officers ranged from 33% to 90% of base salary.

2005 Performance Objectives:

•	Messrs. Payne and Crouch shared performance objectives of pretax net income (50% weighting), direct margin (25% weighting), and return on incremental equity (25% weighting).
•	The remaining executive officers shared performance objectives of pretax net income (50% weighting); direct margin (12.5% weighting), return on incremental equity (12.5% weighting), and individual discretionary criteria (25% weighting).

2005 Target Attainment:

•	The compensation committee approved annual incentive awards to the executive officers at greater than target award level, as Company performance against each of the foregoing criteria exceeded goals for 2005.

Equity Participation. The compensation committee believes that equity compensation is important to align the interests of management and shareholders and to ensure that a significant portion of compensation is contingent on long term share price appreciation. During 2005, the compensation committee considered the continued earnings growth, financial strengthening, and competitive positioning of the Company in issuing equity compensation awards to executive officers and others. The committee also considered that no award of equity compensation to the executive officers was made in 2003, as the committee awaited clarification of changes in accounting standards for share-based payments. In view of the foregoing considerations, the compensation committee approved a broadly based award of stock options to executive officers and others in 2005. The options awarded in 2005 were vested on issuance but made subject to restrictions on the sale or disposition of any shares obtained on exercise for two years from date of grant. The compensation committee also issued restricted stock awards to Messrs. Payne and Crouch that vest after continued employment on the third anniversary of grant date. The lifting of the restrictions on the sale or disposition of shares acquired on exercise of options awarded to executive officers during 2005, and the vesting of restricted stock awarded that year to Messrs. Payne and Crouch, are subject to acceleration on termination of employment of the executive by the Company without cause, or by the executive for good reason, or a change-in-control of the Company. During 2005, the compensation committee approved equity compensation awards in the aggregate for 645,000 shares of Common Stock to executive officers and 2,141,000 shares of Common Stock to other employees.

Management Savings Plan. As part of the executive compensation review completed in 2004, the compensation committee took note that the only savings or retirement programs provided to executive officers and senior managers were the Company’s qualified 401(k) pension plan, in which the executive officers and other senior managers could only participate to a limited degree due to federal tax qualification rules, and a non-qualified Executive Deferred Compensation Plan (the “EDC”) that to date has been entirely self-contributory. To provide for more meaningful savings or retirement benefits, and foster a long term career outlook for the executive officers and other senior managers, the Company established the Management Savings Plan (the “MSP”) in 2004, as a non-qualified defined contribution plan. Each year participants selected by the compensation committee are qualified to receive annual contributions from the Company on terms and in amounts established by the committee, subject to a minimum annual contribution to each such participant of five percent of annual cash compensation (salary plus bonus). The compensation committee considered the performance of the Company against goals and departed from the minimum contribution level under the MSP to award, instead, a contribution of 10% of cash compensation to participants, including the executive officers, for services in 2005. The contributions to each of the executive officers are vested, as each executive has completed in excess of the minimum vesting condition of five years of service, and each executive officer also has been designated as a change-in-control participant under the terms of the MSP.

Chief Executive Compensation. The compensation committee reviewed Mr. Payne’s base salary and annual incentive target award opportunity in light of information available for chief executives at comparable companies, as well as in view of Company performance and his historical pay levels, and in 2005 left unchanged his base salary at $600,000 and his target award opportunity at 100% of base salary. As referenced above, the compensation committee awarded Mr. Payne and the other executive officers an annual incentive award under the EAIP at greater than target award level for Company performance that exceeded objectives in every goal category for 2005, which equated to an incentive award payment to Mr. Payne for the year of $810,000. The compensation committee looked as well to competitive factors and past award levels, and to the Company’s performance, in granting Mr. Payne 200,000 options and 100,000 shares of restricted stock in 2005. The compensation committee also allocated an annual contribution of 10% of annual cash compensation to Mr. Payne’s account under the terms of the MSP. The compensation committee was satisfied that Mr. Payne’s overall compensation for 2005 was significantly related to Company performance in that 50% of his annual target compensation was conditioned on achieving annual earnings and return on equity goals during the year, and a substantial portion of his overall compensation was tied to long term equity compensation awards, the value of which relate directly to shareholder return.

Compensation Deductibility. As it has done in the past, the compensation committee intends to design future compensation awards for the executive officers, so that the Company’s tax deduction for compensation is utilized, but will do so without limiting the committee’s flexibility to administer the compensation programs in a fashion that best benefits the Company in the committee’s judgment. Shareholder approval of the 2004 Equity Plan and the EAIP was obtained in 2004, partly in order to further this objective. An income tax deduction under federal law generally will be available for annual compensation in excess of $1 million paid to the chief executive and certain other executive officers of a public corporation, only if that compensation is “performance based” and complies with other tax law requirements. Although the committee considers deductibility issues when approving executive compensation elements, the committee believes that other compensation objectives, such as attracting, retaining, and providing incentives to qualified executives, are important and may supersede the goal of maintaining deductibility. Consequently, the committee may make compensation decisions without regard to deductibility, when it believes it is in the best interests of the Company and its shareholders to do so.

The foregoing report has been furnished by:

MPS GROUP, INC.

COMPENSATION COMMITTEE

Compensation Committee Members:

T. Wayne Davis, Chairman	John R. Kennedy	Darla D. Moore	Arthur B. Laffer, Ph.D.

COMPARATIVE STOCK PERFORMANCE

The following graph and table compare the cumulative total return of the Company’s Common Stock, the NYSE composite market index (U.S. companies), and an index of selected publicly traded employment services and consulting companies (the “Self-Determined Peer Group”), as described below, for the period beginning December 29, 2000 and ending December 30, 2005 (the last trading dates in the Company’s 2000 and 2005 fiscal years), assuming an initial investment of $100 and the reinvestment of any dividends. The information reflected in the graph and table was obtained by the Company from independent sources it considers reliable, but it has not been independently verified by the Company.

EXECUTIVE COMPENSATION

The Company’s executive officers are Timothy D. Payne, president and chief executive officer; Robert P. Crouch, senior vice president, chief financial officer, and treasurer; Richard L. White, senior vice president and chief information officer; Gregory D. Holland, senior vice president, chief legal officer, and secretary; and Tyra H. Tutor, senior vice president of corporate development.

Mr. Crouch has served as senior vice president, chief financial officer, and treasurer, since January 2001. Mr. Crouch joined the Company in November 1995 as director of financial reporting, and in June 1997 was promoted to vice president and controller. Mr. Crouch was named chief accounting officer in 2000. Mr. Crouch is a certified public accountant and is 37 years old.

Mr. White has served as chief information officer since joining the Company in May 2000. Mr. White was promoted to senior vice president in May 2002. Mr. White also serves as president of the Company’s Beeline workforce automation subsidiary. From November 1996 to May 2000, Mr. White was vice president and chief information officer at Cellstar Corporation, a global provider of distribution and value-added logistics services to the wireless industry. Mr. White is 47 years old.

Mr. Holland has served as chief legal officer and secretary of the Company, since May 2002. Mr. Holland was promoted to senior vice president in April 2004, and was a vice president from January 2001. Mr. Holland joined the Company in October 1997 as associate general counsel and is 40 years old.

Ms. Tutor was promoted to senior vice president in April 2004, and has served as senior vice president of corporate development since April 2005. Ms. Tutor was promoted to vice president, office of the chairman, in March 2000, and was named vice president of finance and corporate development in January 2001. Ms. Tutor joined the Company in May 1997 as director, office of the chairman. Ms. Tutor is a certified public accountant and is 37 years old.

The following table summarizes for the last three fiscal years the compensation paid or accrued by the Company for services rendered by persons who served as chief executive officer, and as the four other most highly compensated executive officers of the Company who were serving the Company as executive officers on December 31, 2005, and whose total salary and bonus exceeded $100,000 during the year ended December 31, 2005 (the “Named Executive Officers”). The Company did not grant any stock appreciation rights or make any long-term incentive plan payouts during the periods shown.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards
	Year	Salary($)	Bonus($)	Restricted Stock Award(s)($)(1)	Securities Underlying Options/SARs	All Other Compensation($)(2)
Timothy D. Payne president and chief executive officer	2005 2004 2003	600,000 600,000 500,000	810,000 603,000 591,000	1,040,000 1,172,000 —	200,000 50,000 —	146,250 64,763 3,615

Robert P. Crouch senior vice president, chief financial officer, and treasurer	2005 2004 2003	300,000 300,000 250,000	405,000 301,500 236,000	520,000 586,000 —	100,000 25,000 —	75,750 34,688 3,615

Richard L. White senior vice president and chief information officer	2005 2004 2003	225,000 225,000 200,000	270,000 150,750 158,000	— 234,400 —	75,000 10,000 —	53,520 23,400 3,615

Gregory D. Holland senior vice president, chief legal officer, and secretary	2005 2004 2003	200,000 200,000 155,000	135,000 100,500 71,000	— 175,800 —	65,000 7,500 —	37,219 17,854 —

Tyra H. Tutor senior vice president of corporate development	2005 2004 2003	150,000 150,000 140,000	67,500 50,250 47,000	— 175,800 —	55,000 7,500 —	21,880 10,013 —

(1)	Value of restricted stock shown in table is as of the date of award. As of December 31, 2005, total restricted stock awards outstanding and related fair market values for the Named Executive Officers were as follows: Mr. Payne—240,000 shares ($3,280,800); Mr. Crouch—120,000 shares ($1,640,400); Mr. White—20,000 shares ($273,400); Mr. Holland—15,000 shares ($205,050); and Ms. Tutor—15,000 shares ($205,050). The 2004 restricted stock grants to Messrs. Payne, Crouch, White, and Holland, and Ms. Tutor, vest on April 12, 2007. The 2005 restricted stock grants to Messrs. Payne and Crouch vest on February 22, 2008. Each of the foregoing restricted stock awards may also vest earlier upon a change-in-control of the Company, or upon the termination of the employment of the grantee by the Company without cause, or by the grantee for good reason. Outstanding shares of restricted stock are entitled to vote and to receive dividends and distributions, when and if declared, on the Company’s Common Stock.
(2)	Amounts are attributable to contributions made by the Company to accounts for each Named Executive Officer, pursuant to the Management Savings Plan, equating in 2005 to 10% and in 2004 to five percent of salary and bonus in each such year for each Named Executive Officer, and for Company matching contributions under the Company’s 401(k) qualified defined contribution pension plan.

Options Granted in Last Fiscal Year

The following table sets forth information concerning each grant of stock options to the Named Executive Officers during the year ended December 31, 2005.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)(1)	Expiration Date
Name					5%	10%
Timothy D. Payne	200,000	7.77%	$10.40	02/22/15	$1,308,101	$3,314,984
Robert P. Crouch	100,000	3.88%	10.40	02/22/15	654,050	1,657,492
Richard L. White	75,000	2.91%	10.40	02/22/15	490,538	1,243,119
Gregory D. Holland	65,000	2.52%	10.40	02/22/15	425,133	1,077,370
Tyra H. Tutor	55,000	2.14%	10.40	02/22/15	359,728	911,621

(1)	All options were granted at market value based on the last sale price of the Common Stock on the NYSE on the date of grant. These grants vested on issuance on February 22, 2005 but are subject to restrictions on the sale or disposition of any shares acquired on exercise until February 22, 2007, or termination of employment of the executive by the Company without cause, or by the executive for good reason, or a change-in-control of the Company, if earlier.
(2)	The dollar amounts under these calculations are the result of calculations at the five percent and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock, or the present or future value of the options.

Aggregated Option Exercises in Last Fiscal

Year and Fiscal Year-End Option Values

The following table sets forth information regarding the number of options exercised, the value realized on such exercises, and the value of unexercised options, as of December 31, 2005, by each of the Named Executive Officers.

Name	No. of Shares Acquired on Exercise	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable			Value of Unexercised In-the-Money Options at Fiscal Year End Exercisable/Unexercisable($)(1)
Timothy D. Payne	245,835	1,431,857	1,235,749	/	0	9,528,364	/	0
Robert P. Crouch	204,718	1,429,306	505,641	/	0	3,303,811	/	0
Richard L. White	25,000	222,926	180,000	/	0	962,063	/	0
Gregory D. Holland	0	0	151,667	/	0	893,886	/	0
Tyra H. Tutor	41,866	354,738	112,500	/	0	615,975	/	0

(1)	The closing price of the Company’s Common Stock on the NYSE on December 30, 2005, the last trading day of the Company’s fiscal year, was $13.67. The value stated in the table includes options vested on issuance on February 22, 2005, which are subject to restrictions on the sale or disposition of any shares acquired on exercise until February 22, 2007, or the occurrence of certain other events, as noted in the table entitled “Options Granted in Last Fiscal Year” above in this Proxy Statement

Employment Agreements and Change in Control Arrangements

Effective November 2000, the Company entered into an Amended and Restated Employment Agreement with Mr. Payne that provides for an annual base salary and benefits, plus targeted incentive compensation under the Executive Annual Incentive Plan of a minimum of 100% of base salary. Pursuant to the agreement, if

Mr. Payne’s employment is terminated by the Company without cause, or by Mr. Payne for good reason, he will receive a lump sum payment equal to three (3) times the sum of: (i) his base salary as of the date of termination; and (ii) his target bonus opportunity under the Executive Annual Incentive Plan, based on the target bonus opportunity for the year of termination. In addition, in the event of termination of his employment by the Company without cause, or by Mr. Payne for good reason, or if there is a change-in-control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by Mr. Payne on such date. The agreement further entitles Mr. Payne to a gross-up payment to cover the additional taxes incurred by him, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The term of this employment agreement expires every December 31st, subject to an automatic one-year renewal, unless terminated by either party in accordance with the terms of the employment agreement.

Effective January 2001, the Company entered into an Amended and Restated Employment Agreement with Mr. Crouch that provides for an annual base salary and benefits, plus targeted incentive compensation opportunity under the Executive Annual Incentive Plan of a minimum of 80% of base salary. Pursuant to the agreement, if Mr. Crouch’s employment is terminated by the Company without cause, or by Mr. Crouch for good reason, he will receive a lump sum payment equal to two (2) times the sum of: (i) his base salary as of the date of termination; and (ii) his target bonus opportunity under the Executive Annual Incentive Plan, based on the target bonus opportunity for the year of termination. In addition, in the event of termination of his employment by the Company without cause, or by Mr. Crouch for good reason, or if there is a change-in-control of the Company, the agreement provides for the automatic vesting of any unvested stock options held by Mr. Crouch on such date. The agreement further entitles Mr. Crouch to a gross-up payment to cover the additional taxes incurred by him, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The term of this employment agreement expires every December 31st, subject to an automatic one-year renewal, unless terminated by either party in accordance with the terms of the employment agreement.

Effective January 2003, the Company entered into Employment Agreements with Messrs. White and Holland, and Ms. Tutor, that provide for an annual base salary and benefits, plus a targeted incentive compensation opportunity under the Executive Annual Incentive Plan, to be set periodically by the Company for each executive. Pursuant to each of the agreements, if the executive’s employment with the Company is terminated by the Company, other than for circumstances equating to good cause, the executive will receive payment equal to: (i) his or her base salary as of the date of termination; and (ii) target bonus opportunity under the Executive Annual Incentive Plan, based on the target bonus opportunity for the year of termination. In addition, if there is a change-in-control of the Company, each of the agreements provides for the automatic vesting of any unvested stock options held by the executive on such date. The agreements further entitle each of the executives to a gross-up payment to cover the additional taxes incurred by him or her, if it is determined that the executive is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The term of each of these employment agreements continues for a period of indefinite duration, through and until either party terminates the agreement upon at least ten days notice, or immediately upon the executive’s death or disability.

Each of Messrs. Payne, Crouch, White and Holland, and Ms. Tutor, are party to restricted stock agreements that provide for the automatic vesting of any restricted stock, in the event of termination of employment by the Company without cause, or by the executive for good reason, or if there is a change-in-control of the Company.

The Company established the Management Savings Plan (“MSP”), to provide for more meaningful savings or retirement benefits and foster a long term career outlook for the executive officers and other senior managers, as a non-qualified defined contribution plan in 2004. Each year participants selected by the compensation committee are qualified to receive annual contributions from the Company on terms and in amounts established by the committee, subject to a minimum annual contribution to each such participant of five percent of annual cash compensation (salary plus bonus). Regular annual contributions are vested upon the completion of five years of service but are subject to forfeiture upon a participant’s termination of employment for cause. The vested contributions may not be distributed until the participant’s retirement or termination of employment from the Company, death or disability, or for other hardship circumstances. The MSP operates such that in the event of a change-in-control of the Company, each executive officer will be entitled to a Company contribution equal to the discounted present value of an amount equal to 50% of the value of his or her average annual cash compensation (salary plus bonus) for the three years preceding the change-in-control, for a period beginning when he or she would attain age 56 and continuing for an actuarially determined retirement duration, minus the executive’s vested account balance on hand in the MSP at the time of the change-in-control.

DIRECTORS’ COMPENSATION

For 2005, each non-employee director received from the Company an annual retainer of $40,000, accrued and payable in quarterly installments. In 2005, Board fees were paid as follows: attendance fees for Board meetings were $3,000 per meeting ($1,000 for telephonic meetings); audit committee chair fee was $10,000 for the year, and all other committee chair fees were $5,000; for committee meetings not held on the day of a regularly scheduled Board meeting, committee attendance fees were $1,500 per meeting for audit committee meetings ($1,000 for telephonic meetings), and $1,000 per meeting for all other committee meetings ($500 for telephonic meetings). The Company also reimburses directors for expenses incurred in attending meetings.

Effective March 2006, the Company renewed a Chairman Employment Agreement with Derek E. Dewan that provides for an annual salary of $200,000 and entitlement to participation in Company benefit plans afforded generally to senior management. Pursuant to the agreement, if Mr. Dewan’s employment is terminated by the Company for any reason, subject to limited exceptions, he will receive a lump sum payment equal to the full, undiscounted value of his remaining aggregate compensation and benefits, all awards of stock grants and options shall vest or be released from any restrictions, and he will be entitled to begin receiving any retirement benefits under Company plans. The agreement also provides that the Company will provide Mr. Dewan, his spouse, and their dependents major medical health and hospital coverage until he reaches age 65, regardless of whether the agreement is earlier terminated by Mr. Dewan or the Company for any reason. The agreement further entitles Mr. Dewan to be indemnified from any related taxes or costs, if it is determined that he is subject to an excise tax under the Internal Revenue Code for payments received from the Company. The agreement expires on its fifth anniversary, subject to an automatic one-year renewal unless terminated by either party at least 90 days prior to the expiration of the then-current term or any one-year extension. This agreement does not provide for any incentive compensation, and Mr. Dewan receives no Board fees. Mr. Dewan received other compensation in 2005 in the amount of $73,117 attributable to disability and life insurance premiums paid on his behalf, automobile allowance, and payment or reimbursement for major medical health and hospital coverage for himself and his dependents. Mr. Dewan additionally is entitled to receive an annual contribution under the Management Savings Plan (“MSP”), as well as a contribution in the event of a change-in-control of the Company, according to the provisions of the MSP described in greater detail in the section of this Proxy Statement entitled “Employment Agreements and Change in Control Arrangements.”

The Company currently maintains a shareholder approved 2004 Non-Employee Director Equity Incentive Plan (the “2004 Director Plan”), pursuant to which non-employee directors may be granted stock options, stock appreciation rights, restricted stock, and restricted stock units. The 2004 Director Plan provides that, on the date of each annual shareholders meeting, each director shall automatically be granted an option to purchase 20,000 shares at an exercise price equal to the fair market value of a share on such grant date, provided that each individual when first elected or appointed to serve as a director shall instead be granted an option to purchase 60,000 shares at an exercise price equal to the fair market value of a share on that date for the first year of service. If a director has already been granted options to purchase 100,000 or more shares, pursuant to the foregoing automatic formula under the 2004 Director Plan, or a predecessor plan, no further options will be granted to such director pursuant to such formula. In lieu of automatic option grants, the Committee in its discretion may substitute shares of restricted stock or restricted stock units, at the rate of one-half of one share of restricted stock or one-half of one restricted stock unit for every option to purchase one share of common stock. The 60,000 share initial option granted pursuant to this paragraph, or restricted stock or restricted stock units granted in lieu thereof, shall vest 20% per year, beginning on the first anniversary of the grant date. Each 20,000 share annual option granted pursuant to this paragraph, or restricted stock or restricted stock units granted in lieu thereof, shall vest 33 1/3% per year, beginning on the first anniversary of the grant date. In addition to the formula award grants, the Board of Directors, or the Board’s compensation committee, may make additional grants, and will determine the individuals to whom awards will be granted, the number of shares subject to an award, and the other terms and conditions of an award. The Board of Directors, or the Board’s compensation committee, may provide in the agreements relating to awards under the 2004 Director Plan for automatic accelerated vesting and other rights upon the occurrence of a change-in-control of the Company, or upon the occurrence of other events, as may be specified in such agreements. In 2005, each non-management director was awarded 40,000 options vested on issuance on March 11, 2005, but subject to restrictions on the sale or disposition of any shares acquired on exercise until March 11, 2007.

The Company maintains directors and officers liability insurance coverage individually insuring the directors and officers of the Company against losses that they may become legally obligated to pay resulting from their actions or omissions while performing duties on behalf of the Company.

EQUITY COMPENSATION PLANS

The following table sets forth certain information, as of December 31, 2005, with respect to the Company’s equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights(1)	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders:
2004 Equity Incentive Plan(2)	2,557,500	$8.91	3,594,660
2004 Non-Employee Director Equity Incentive Plan(3)	320,000	$10.60	250,000
Amended and Restated 1995 Stock Option Plan(4)	3,221,307	$6.58	—
1993 Non-Employee Director Plan	1,124,000	$7.61	—
Amended and Restated 2001 Employee Stock Purchase Plan	—	—	100,060
Equity compensation plans not approved by security holders:
Executive Option Plan(5)	350,000	$6.00	—
Compensation Arrangement(6)	500,000	$3.85	—

Total	8,072,807	$7.43	3,944,720

(1)	Upon the expiration, cancellation, or termination of unexercised awards, shares subject to those awards will again be available for grant under each of the 2004 Equity Incentive Plan and the 2004 Non-Employee Director Equity Incentive Plan. The Company assumed two stock option plans from prior year acquisitions, and the outstanding shares under these plans are not included in the table above. One plan has 1,091 shares outstanding at an average exercise price of $4.24, and the second plan has 1,451 shares outstanding at an average exercise price of $7.55. No additional shares will be issued under these assumed plans.
(2)	In addition to being available for future issuance upon exercise of options, shares may instead be issued in connection with stock appreciation rights, restricted stock, restricted stock units, or performance shares.
(3)	In addition to being available for future issuance upon exercise of options, shares may instead be issued in connection with stock appreciation rights, restricted stock, or restricted stock units.
(4)	The 2004 Equity Incentive Plan replaced the Amended and Restated 1995 Stock Option Plan for future equity awards to employees and participants as of May 26, 2004, and the share authorization remaining for awards thereunder was allocated to the 2004 Equity Incentive Plan as of that date, along with lapsed or cancelled awards from grants outstanding before that date.
(5)	The Executive Option Plan was approved by the compensation committee and was effective January 1999 between Mr. Dewan and the Company. These options vested immediately upon grant. These option shares were cancelled and re-issued pursuant to an option exchange plan in 2001 at $6.00, the fair market value on the effective date thereof.
(6)	This individual compensation arrangement was approved by the compensation committee and was effective September 2001 between Mr. Payne and the Company. The option grant under this arrangement vested in equal annual installments over a three-year period.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the SEC. The Company is not aware of any failure to timely file any report required by Section 16(a).

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates this Report by reference therein.

The audit committee has reviewed and discussed with both PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, and management the Company’s audited financial statements for the year ended December 31, 2005. The audit committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as may be modified or supplemented.

With respect to the Company’s independent accountants, the audit committee, among other things, discussed with the independent accountants the independent accountants’ independence and received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as may be modified or supplemented.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC. The audit committee also selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

The foregoing report has been furnished by:

MPS GROUP, INC.

AUDIT COMMITTEE

Audit Committee Members:

Peter J. Tanous (Chairman)    T. Wayne Davis    John R. Kennedy    William M. Isaac    Arthur B. Laffer, Ph.D.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm for the Company for the current fiscal year ending December 31, 2006. That firm has served as the auditors for the Company since 1992. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be accorded the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

Audit and Accounting Related Expenses

For the fiscal years 2005 and 2004, PricewaterhouseCoopers LLP’s charges were as follows:

Type of Fees	2005	2004
Audit fees	$1,579,891	$2,520,101
Audit-related fees	95,262	99,975
Tax fees	53,201	107,100
All other fees	—	—

Audit-related fees for both years included fees for services related to audits of benefit plans and review of the Company’s accounting treatment for certain acquisitions. In 2005, audit-related fees also included fees for assistance with the Registration Statement on Form S-8 filing related to shares of Common Stock reserved for issuance under the MPS Group, Inc. 2004 Equity Incentive Plan.

Tax fees for both years were for fees associated with tax compliance services.

The audit committee pre-approves all audit, audit-related, and tax services to be delivered by the independent accountants. The audit committee may delegate pre-approval authority to one or more committee members, or may adopt pre-approval policies or procedures. Any pre-approvals made pursuant to delegation or pre-approval policies or procedures must be presented to the audit committee at the next scheduled committee meeting.

CODE OF BUSINESS CONDUCT; CORPORATE GOVERNANCE GUIDELINES;

COMMITTEE CHARTERS

The Company has adopted the following principles and statements, copies of each of which are available on our website at www.mpsgroup.com through the “Investors” link:

•	Codes of business conduct and ethics covering our directors, officers, and employees, including our senior financial officers and employees. If any substantive amendments are made to the ethics codes, the nature of such amendments will be disclosed on our website. In addition, if a waiver from the ethics codes is granted to a director, executive officer, or senior financial officer, the nature of such waiver will be promptly disclosed on our website;

•	Corporate governance guidelines, which include guidelines for director qualification standards, director responsibilities, director access to management and independent advisors, director compensation and education, succession planning, and annual evaluations of Board performance; and

•	Committee charters for each of the audit, compensation, and corporate governance and nominating committees of the Board of Directors.

Any interested party may also obtain copies of the foregoing materials and related information by mail c/o the secretary, MPS Group, Inc., 1 Independent Drive, Jacksonville, Florida 32202. The writer should specify the particular information requested.

SHAREHOLDER PROPOSALS

Shareholders are hereby notified that if they wish to include a proposal in the Company’s Proxy Statement and form of proxy relating to the 2007 annual meeting of shareholders pursuant to Rule 14a-8, as promulgated under the Securities Exchange Act of 1934, a written copy of their proposal must be received at the principal executive offices of the Company no later than December 26, 2006. To ensure prompt receipt by the Company, proposals should be sent certified mail return receipt requested, and should otherwise comply with Rule 14a-8.

In accordance with the Company’s bylaws, shareholders who wish to submit a proposal for consideration at the Company’s 2007 annual meeting of shareholders, other than pursuant to Rule 14a-8, or who wish to make a nomination for director, must deliver a copy of their proposal or nomination to the Company at its principal executive offices no later than December 26, 2006.

ANNUAL REPORT

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2005 accompanies this Proxy Statement. Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 will be provided free of charge upon written request to: Tyra H. Tutor, senior vice president, at 1 Independent Drive, Jacksonville, Florida 32202. Copies of any exhibits to the Annual Report on Form 10-K for the year ended December 31, 2005 will also be furnished on request and upon payment of the Company’s expenses in furnishing the exhibits.

EXPENSES OF SOLICITATION

The cost of soliciting proxies will be borne by the Company. The Company does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses for sending proxy material to principals and obtaining their proxies. Certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to solicitation by mail. Should the Company’s management deem it appropriate, the Company may also retain the services of Corporate Communications, Inc., and/or Morrow & Co., Inc., to aid in the solicitation of proxies, for which the Company anticipates it would pay a fee not to exceed, in the aggregate, $10,000 plus reimbursement of expenses.

OTHER MATTERS

The Board of Directors does not know of any other matters to come before the Annual Meeting; however, if any other matters properly come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters. If any other matter should come before the Annual Meeting, such matter will be approved if the number of votes cast in favor of the matter exceeds the number opposed, or as otherwise provided by the Florida Business Corporation Act, or the Company’s bylaws or articles of incorporation.

Date: April 21, 2006

SHAREHOLDERS ARE URGED TO SPECIFY THEIR CHOICES, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE, POSTAGE FOR WHICH HAS BEEN PROVIDED, OR VOTE IN ANY OTHER MANNER DESCRIBED ON YOUR PROXY CARD. YOUR PROMPT RESPONSE IS APPRECIATED.

APPENDIX A

MPS GROUP, INC.

AMENDED AND RESTATED

2001 EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the 2001 Employee Stock Purchase Plan of MPS Group, Inc., as it has been amended and restated effective as of _____________________, 2006 (the “Plan”).

1. Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a uniform and nondiscriminatory basis consistent with the requirements of Section 423.

2. Definitions.

(a) “Account” shall mean the funds accumulated with respect to a Participant as a result of authorized payroll deductions for the purpose of purchasing Common Stock under this Plan. The funds allocated to a Participant’s Account shall remain the property of the Participant at all times, but may be commingled with the general funds of the Company.

(b) “Administrator” shall mean the Board or any Committee designated by the Board to administer the Plan pursuant to Section 12.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e) “Committee” means a committee of the Board appointed by the Board in accordance with Section 12 hereof. Any references to the Board in the Plan shall be construed to include the Committee as well.

(f) “Common Stock” shall mean the common stock of the Company, $0.01 par value.

(g) “Company” shall mean MPS Group, Inc. (formerly, Modis Professional Services, Inc.), a Florida corporation.

(h) “Compensation” shall mean the total cash compensation (before taxes) received by an Employee during an Offering Period from salary or wages. Salary and wages shall include, but not be limited to, overtime pay, bonuses, holiday pay, vacation pay, and short-term disability payments. Salary reduction contributions made by the Employee under any plan maintained by the Company or a Subsidiary pursuant to Code Section 125 or 401(k) shall also be included in Compensation. Compensation shall not include payments under any other form of equity or fringe benefit program, or compensation attributable to any form of equity compensation.

(i) “Designated Subsidiary” shall mean any Subsidiary selected by the Administrator as eligible to participate in the Plan.

(j) “Effective Date” shall mean for the amended and restated Plan ______________, 2006. The initial effective date of the Plan was June 1, 2001.

(k) “Eligible Employee” shall mean any individual who is a common law employee of the Company or any Designated Subsidiary whose customary employment with the Company or Designated Subsidiary is at least twenty (20) hours per week and more than five (5) months in any calendar year and who meets the requirements of Section 3. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds 90 days, and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(l) “Fair Market Value” shall mean, as of any Trading Day, the closing sales price for such Common Stock (or the closing bid, if no sales were reported) as quoted on the New York Stock Exchange or any other established stock exchange or national market system, including without limitation the Nasdaq National Market, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(m) “Offering Date” shall mean the first Trading Day of each Offering Period.

(n) “Offering Period” shall mean a three-month, six-month, or other period as determined by the Board or Committee; provided, however, that in no event shall the Offering Period extend for a period of longer than 27 months. The first Offering Period shall commence on the Plan’s first Offering Date, which shall be as soon as administratively practicable after the Effective Date, and end on the Purchase Date.

(o) “Option” means a right granted under this Plan to an Eligible Employee to purchase shares of Common Stock of the Company. On each Offering Date, this Plan shall be deemed to have granted to the Participant an Option for as many full shares of Common Stock as the Participant will be able to purchase with the payroll deductions credited to his or her account during participation in that Offering Period. The Option shall expire on the Purchase Date.

(p) “Participant” means an Eligible Employee who enrolls in the Plan pursuant to Section 4.

(q) “Plan” shall mean the 2001 Employee Stock Purchase Plan, as amended and restated effective as of _______________, 2006, and as it may be hereafter amended.

(r) “Purchase Date” means the last Trading Day of each Offering Period.

(s) “Purchase Price” shall mean 95% of the Fair Market Value of a share of Common Stock on the Purchase Date, provided, however, that the Purchase Price may be adjusted by the Board or Committee pursuant to Section 15.

(t) “Subsidiary” shall mean any subsidiary corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, as described in Code Section 424(f).

(u) “Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

3. Eligibility. Any Eligible Employee of the Company or a Designated Subsidiary who has completed six (6) months of employment with the Company prior to an Offering Date is eligible to participate in the Plan. Notwithstanding the foregoing, no otherwise Eligible Employee may become a Participant for an Offering Period to the extent that, immediately following the grant of the Option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company, and/or hold outstanding options to purchase such stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4. Enrollment. An Eligible Employee who meets the requirements of Section 3 may become a Participant by enrolling in the Plan on a date prescribed by the Board or Committee prior to an applicable Offering Date, by submitting a completed payroll deduction authorization and Plan enrollment form.

5. Participation.

(a) An Eligible Employee may authorize payroll deductions for the Offering Period at the rate of any whole percentage of the Employee’s Compensation, not to exceed 15% of Compensation. All payroll deductions may be held by the Company and commingled with other corporate funds. No interest shall be paid or credited to the Participant with respect to such payroll deductions. A Participant may not make any additional payments into such Account.

(b) To the extent necessary to comply with Code Section 423(6)(8) and Section 3 hereof, a Participant’s payroll deductions may be decreased to zero percent (0%) at any time during an Offering Period.

(c) At the termination of each Offering Period, the Company shall automatically re-enroll the Participant in the next Offering Period, and the balance in the Participant’s Account shall be used for Option exercises in the next Offering Period, unless the Participant has advised the Company otherwise.

(d) Other than a termination of participation in accordance with Section 7, a Participant may not change or alter the rate of his or her payroll deductions once an Offering Period has commenced.

6. Exercise of Option.

(a) Each Employee who is a Participant on the Purchase Date of an Offering Period shall be deemed to have exercised his or her Option on such date and shall be deemed to have purchased from the Company the maximum number of shares of Common Stock at the applicable Purchase Price which may be purchased with the accumulated payroll deductions in his or her Account. No fractional shares shall be purchased; any payroll deductions accumulated in a Participant’s Account which are not sufficient to purchase a full share shall be retained in the Account for the subsequent Offering Period, subject to earlier withdrawal by the Participant as provided in Section 7 hereof.

(b) At the time the Option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the Option or the disposition of the Common Stock. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Participant.

(c) If the Board or Committee determines that, on a given Purchase Date, the number of shares with respect to which Options are to be exercised may exceed (i) the number of shares of Common Stock that were available for sale under the Plan on the Offering Date of the applicable Offering Period, or (ii) the number of shares available for sale under the Plan on such Purchase Date, the Board or Committee may in its sole discretion (x) provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Offering Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Purchase Date, and continue all Offering Periods then in effect, or (y) provide that the Company shall make a pro rata allocation of the shares available for purchase on such Offering Date or

Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Purchase Date, and terminate any or all Offering Periods then in effect pursuant to Section 16 hereof. The Company may make pro rata allocation of the shares available on the Offering Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional shares for issuance under the Plan by the Company’s shareholders subsequent to such Offering Date.

7. Withdrawal/Termination of Participation.

(a) A Participant may withdraw from an Offering, in whole but not in part, at such time prior to the Purchase Date of the Offering Period as may be established by the Administrator, by delivering to the Company a notice of withdrawal, in which event the Company will refund the entire balance of the Participant’s Account to Participant as soon as reasonably practicable thereafter.

(b) A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

8. Shares Reserved for Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15 hereof, there shall be reserved for issuance and purchase by Participants under the Plan an aggregate of 1,500,000 shares of Common Stock (500,000 additional shares being authorized in connection with this amendment and restatement of the Plan). Shares subject to the Plan shall be authorized but unissued shares, or treasury shares, at the discretion of the Board. Shares needed to satisfy the needs of the Plan may be newly issued by the Company or acquired by purchases at the expense of the Company on the open market or in private transactions. Shares of Common Stock that are issued under the Plan or that are subject to outstanding Options will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan. Any shares of Common Stock that are subject to an Option that is terminated unexercised will automatically again become available for issuance under the Plan.

9. Evidence of Stock Ownership. Promptly following the end of each Offering Period, the Company will credit the number of shares of Common Stock purchased by the Participant for such Offering Period in the name of the Participant or, if the Participant so directs on his or her enrollment agreement, in the names of the Participant and his or her spouse. The Board may determine, in its sole discretion, the manner of delivery of shares of Common Stock purchased under the Plan, which may be by electronic account entry into new or existing brokerage or other accounts, delivery of physical share certificates, or such other means as the Board deems appropriate.

10. Termination of Employment. Upon termination of employment or loss of eligibility to participate in the Plan for any reason whatsoever, including but not limited to death or retirement, the balance in the Account of a Participant shall be distributed to the Participant or his or her estate.

11. Rights as Shareholder. No Participant shall have any right as a shareholder with respect to any shares of Common Stock until the shares have been purchased and the Participant becomes the holder of record of shares of Common Stock pursuant to Section 9 of the Plan. Except as otherwise provided under the Plan, no adjustment will be made for dividends or distributions with respect to Options as to which there is a record date preceding the date the Participant becomes the holder of record of such shares, except as the Board may determine in its sole discretion.

12. Administration. The Board shall appoint a Committee consisting of at least two members who will serve for such period of time as the Board may specify and who may be removed by the Board at any time. The

Committee shall be vested with full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting of the Committee duly held. Every finding, decision and determination made by either the Board or Committee shall, to the full extent permitted by law, be final and binding upon all parties. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder.

13. Transferability. Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the exercise of an Option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 7 hereof.

14. Reports. Statements of each Participant’s Account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares of Common Stock purchased, and the remaining cash balance, if any.

15. Changes in Capitalization. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the structure of the common shares of the Company, the Board may make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of shares available for purchase under the Plan, and in the number of shares which a Participant is entitled to purchase.

16. Amendment or Termination.

(a) The Administrator may at any time and for any reason terminate or amend the Plan. Except as otherwise provided in the Plan, no such termination can affect Options previously granted, provided that an Offering Period may be terminated by the Administrator on any Purchase Date, if the Administrator determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 15 and this Section 16 hereof, no amendment may make any change in any Option theretofore granted which adversely affects the rights of any Participant. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any other applicable law, regulation, or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b) In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence, including, but not limited to:

(i) increasing the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price;

(ii) shortening any Offering Period so that Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Board action; and

(iii) allocating shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Plan Participants.

17. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form and manner specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

18. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued with respect to an Option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an option, the Company may require the Participant exercising such Option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

19. Designation of Beneficiary. A Participant may file with the Company a written designation of a beneficiary who is to receive shares of Common Stock and cash, if any, under the Plan in the event of such Participant’s death prior to delivery of such shares or cash to such Participant. In the event of the death of a Participant who has not filed a designation of beneficiary with the Company, (a) the Company will deliver such shares of Common Stock and cash to the executor or administrator of the estate of the Participant, or (b) if to the Company’s knowledge no such executor or administrator has been appointed, the Company, in its sole discretion, may deliver such shares of Common Stock and cash to the spouse or to any one or more dependents or relatives of the Participant or, if no spouse, dependent or relative is known to the Company, to such other person as the Company may designate.

20. No Employment Rights. The Plan does not, directly or indirectly, create any right for the benefit of any Employee or class of Employees to purchase any shares under the Plan, or create in any Employee or class of Employees any right with respect to continuation of employment by the Company or any of its Subsidiaries, and it shall not be deemed to interfere in any way with the Company or Subsidiary’s right to terminate, or otherwise modify, an Employee’s employment at any time.

21. Governing Law. The Plan shall be construed and administered in accordance with the laws of the State of Florida.

22. Successors and Assigns. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company.

23. Term of Plan. This amended and restated Plan shall become effective on the date determined by the Board, subject to approval by the Company’s shareholders. It shall continue in effect until the earliest to occur of: (a) the date the Plan is terminated pursuant to Section 16, or (b) ten years from the initial effective date of the Plan.

c/o Stock Transfer Department Post Office Box 105649 Atlanta, GA 30348	VOTE BY TELEPHONE
Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone, and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign, and date your proxy card, and return it in the postage-paid envelope provided, or return it to: Corporate Election Services, P.O. Box 3230, Pittsburgh PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote by telephone or over the Internet, do not mail your proxy card.

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Proxy card must be signed and dated below.

ê Please fold and detach card at perforation before mailing. ê

MPS GROUP, INC. 1 Independent Drive Jacksonville, Florida 32202 This Proxy is Solicited on Behalf of the Board of Directors.

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of MPS Group, Inc., a Florida corporation (“the Company”), do hereby nominate, constitute, and appoint Derek E. Dewan and Timothy D. Payne, or any one or more of them, my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead, to vote all of the common stock, par value $0.01 per share, of the Company standing in my name on its books on March 31, 2006, at the Annual Meeting of its Shareholders to be held at the Sawgrass Marriott, 1000 PGA Tour Boulevard, Ponte Vedra Beach, Florida 32082, on May 18, 2006, at 9:00 a.m., local time, or at any adjournment thereof.

Dated: , 2006

Signature

Signature

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Make sure that the name on your stock certificate(s) is exactly as you indicate above.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PREPAID, SELF-ADDRESSED ENVELOPE.

YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.

Proxy card must be signed and dated on the reverse side.

ê Please fold and detach card at perforation before mailing. ê

MPS GROUP, INC.	PROXY

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If you sign without otherwise marking the form, the securities will be voted as recommended by the Board of Directors on all matters to be considered at the meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

1.	Election of the following nominees as directors:

(1) Derek E. Dewan	(2) Timothy D. Payne	(3) Peter J. Tanous	(4) T. Wayne Davis	(5) John R. Kennedy
(6) Michael D. Abney	(7) William M. Isaac	(8) Darla D. Moore	(9) Arthur B. Laffer, Ph.D.

☐	FOR all nominees listed	☐	WITHHOLD AUTHORITY
	(except as marked to the contrary)		to vote for all nominees listed

INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee’s name(s) in the space provided below.

____________________________________________________________________________________________________

2.	Approval of an increase in the number of shares of the Company’s common stock, $0.01 par value, authorized for issuance under the Company’s Amended and Restated 2001 Employee Stock Purchase Plan.

☐    FOR                                 ☐     AGAINST                                 ☐    ABSTAIN

(Continued on the other side)